Exhibit 23.A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-147940) pertaining to the Long-Term Incentive Plan of El Paso Pipeline Partners, L.P. and the Registration Statement (Form S-3, No. 333-165679) of El Paso Pipeline Partners, L.P. and El Paso Pipeline Partners Operating Company, L.L.C. and in the related prospectus of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of El Paso Pipeline Partners, L.P. and the effectiveness of internal control over financial reporting of El Paso Pipeline Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Houston, Texas

February 27, 2012